Exhibit 99.1

Press Release	For Immediate Release
Contact: Investor Relations Redback Networks 408-750-5130 investor_relations@redback.com	Steve Schick (Media) Redback Networks 408-750-5096 schick@redback.com

REDBACK NETWORKS QUICKLY ADVANCES RESTRUCTURING PROCESS

WITH KEY DATES SET BY COURT

Court Approves First Day Motions and

Sets Aggressive Schedule for Completion

SAN JOSE, Calif., November 7, 2003 — Redback Networks Inc. (NASDAQ: RBAKQ), a leading provider of broadband networking systems, today announced that the U.S. Bankruptcy Court for the District of Delaware has set an aggressive schedule for completing its financial restructuring process. The court has established December 19th for the confirmation hearing for approval of its pre-packaged plan of reorganization. An affirmative judgment on the 19th could become effective in approximately ten calendar days after the order confirming the plan is entered by the court. In addition, the court also approved Redback’s first day motions, ensuring seamless continued operations.

“Because we have already completed a significant amount of the work involved in developing a plan of reorganization and believe we have received overwhelming positive support from creditors and shareholders, we expect to move through court quickly and smoothly,” said Kevin DeNuccio, chief executive officer and president of Redback Networks. “We are looking forward to completing this final step in a long process.”

About Redback Networks

Redback Networks Inc. enables carriers and service providers to build profitable next-generation broadband networks. The company’s User Intelligent Networks™ product portfolio includes the industry-leading SMS™ family of subscriber management systems, and the SmartEdge® Router and Service Gateway platforms, as well as a comprehensive User-to-Network operating system software, and a set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 500 carriers and service providers, including major local exchange carriers (LECs), inter-exchange carriers (IXCs), PTTs and service providers.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent and Trademark Office and in other countries. SMS, AOS, NetOp and User Intelligent Networks are trademarks or service marks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, those relating to Redback’s ability to complete the prepackaged plan of reorganization in a timely manner or at all. All forward-looking statements included in this document are based upon information available to Redback as of the date hereof, and Redback assumes no obligation to update these statements. These forward-looking statements involve a number of risks and uncertainties, the outcome of which could materially and adversely affect Redback’s actual future results. These risks and other risks relating to Redback’s business are set forth in the documents filed by Redback’ with the Securities and Exchange Commission (SEC), specifically the most recent reports on Form 10-K, 10-Q, Form 8-K, Registration Statements on Form S-4 (File Nos. 333-107714 and 333-108170), and amendments thereto, and other reports filed from time to time with the SEC.